AMENDED SCHEDULE A

                               with respect to the

                         INVESTMENT MANAGEMENT AGREEMENT

                                     between

                          ING VP MONEY MARKET PORTFOLIO

                                       and

                              ING INVESTMENTS, LLC

Series                                        Annual Investment Management Fee
------                                        --------------------------------
                                           (as a percentage of daily net assets)

ING VP Money Market Portfolio                              0.25%